Exhibit 99.7(c)

For Protective’s Strategic Objective Variable Universal Life (VUL) product:

RGA Reinsurance Company (Chesterfield, Missouri)

Swiss Re Life & Health America Inc. (Jefferson City, Missouri)

Swiss Life LTD (Zurich, Switzerland)

(With intermediary broker Reinsurance Management Associates (Toronto, Ontario, Canada))

Optimum Re Insurance Company (Dallas, Texas)